UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 14, 2017

Date of Report

(Date of earliest event reported)

Bear State Financial, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	0-28312	71-0785261
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

900 South Shackleford Rd., Suite 605 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

(501) 975-6033

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 14, 2017, Mark A. McFatridge resigned as President and Chief Executive Officer of Bear State Financial, Inc. (the “Company”) and as a director of the Company and its wholly-owned bank subsidiary, Bear State Bank (the “Bank”). In connection with his resignation, the Company, the Bank and Mr. McFatridge entered into an agreement regarding his separation from the Company. Under the separation agreement, Mr. McFatridge agreed to resign from all positions within the Company and the Bank, including as a member of the boards of directors of the Company and the Bank.

The following provides a brief description of the material terms of the separation agreement:

●

Mr. McFatridge will receive severance payments in the total amount of $850,000, less the amount of salary paid to Mr. McFatridge between January 1, 2017 and the effective date of his resignation, payable in ratable installments pursuant to the Bank’s standard payroll practices beginning on the first payroll date following the resignation date and ending on or before March 15, 2018.

●	Mr. McFatridge will be subject to customary restrictive covenants concerning confidentiality, noncompetition, nonsolicitation and nondisparagement.

●	The separation agreement replaces the severance obligations owed to Mr. McFatridge under his employment agreement with the Company and the Bank dated October 1, 2015.

●	The separation agreement contains other customary terms for an agreement of this nature, such as a release of claims.

A copy of the separation agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On January 18, 2017, the board of directors of the Company (the “Board”) appointed James M. (Matt) Machen as the Company’s new President and Chief Executive Officer and as a director of the Company. Mr. Machen, age 35, has served as the President of the Bank since May 2016 and will continue to serve in that capacity. Mr. Machen originally joined the Bank in 2011 as a Senior Vice President. Thereafter, he served as Regional President of the Bank from May 2012 to June 2014 and as Executive Vice President and Chief Financial Officer of the Company from June 2014 to April 2016. Before joining the Company and the Bank, Mr. Machen served as Vice President and Commercial Lender for First Security Bank from 2003 to 2011. Mr. Machen holds a Finance degree from the University of Arkansas and is a board member of the Dean's Alumni Advisory Council at the University of Arkansas's Walton College of Business.

The Board does not anticipate that Mr. Machen will be appointed to any of the standing committees of the Board.

Mr. Machen’s compensation will not immediately change as a result of his promotion or appointment to the Board, however, the Board and the Compensation Committee intend to review Mr. Machen’s compensation package in connection with their next periodic review of executive compensation and make adjustments commensurate with Mr. Machen’s increased responsibilities.

There is no family relationship between Mr. Machen and any other director or executive officer of the Company or the Bank. No arrangement or understanding exists between Mr. Machen and any other person pursuant to which Mr. Machen was selected as an officer or director of the Company and the Bank. Since the beginning of the Company’s last fiscal year through the date hereof, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Machen had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

The Company issued a press release regarding Mr. McFatridge’s resignation and Mr. Machen’s appointment as the President and Chief Executive Officer and as a director of the Company, which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Also on January 18, 2017, Tom Fritsche was appointed Executive Vice President and Chief Risk Officer of the Company and the Bank. In this capacity he will be responsible for managing the Company’s and the Bank’s regulatory, compliance and audit functions. Following this appointment, he will no longer serve as Senior Executive Vice President and Chief Operating Officer. The Company does not intend to appoint a successor to the office of Chief Operating Officer at this time and all responsibilities associated with that role will be reallocated to other members of the Company's management.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are included with this Report:

Exhibit No.	Description

10.1	Separation Agreement by and among Bear State Financial, Inc., Bear State Bank and Mark McFatridge.

99.1	Press Release, dated January 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAR STATE FINANCIAL, INC.

Date: January 18, 2017	By:	/s/ Sherri Billings
	Name:	Sherri Billings
	Title:	Senior Executive Vice President and Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit Number	Description

10.1	Separation Agreement by and among Bear State Financial, Inc., Bear State Bank and Mark McFatridge.

99.1	Press Release, dated January 18, 2017